Exhibit 99.1

Willis to Purchase 50% Stake in China's Leading Insurance Broker

    NEW YORK--(BUSINESS WIRE)--April 8, 2004--Willis Group Holdings (NYSE: WSH), the global insurance broker, today announces that it has received approval from the China Insurance Regulatory Commission to complete the purchase of a 50% equity stake in Shanghai Pudong Insurance Brokers Ltd.
    Shanghai Pudong Insurance Brokers Ltd is a leading Chinese insurance broker licensed to transact both insurance and reinsurance, life and non-life, for domestic and foreign clients throughout the People's Republic of China (PRC). It currently has 10 branch offices and 13 sales offices throughout the country and employs 150 people.
    Upon completion of the equity purchase both parties intend to change the name to Willis Pudong Insurance Brokers Ltd, headquartered in Shanghai, PRC.
    Welcoming the approval, Joe Plumeri, Chairman and CEO of Willis, said, "This is a significant step in Willis' global expansion. We know the Chinese market very well, having been closely involved with Chinese insurers and the placement of Chinese reinsurance business for over 50 years. Many of our clients have significant operations in China and I am delighted that we will be able to support their presence with a level of service and expertise consistent with the standards we adopt worldwide.
    "We are especially pleased to be partnering with Shanghai Pudong Insurance Brokers. They have shown themselves to be leaders in the Chinese insurance broking industry, expertly serving the risk transfer and risk management needs of many Chinese enterprises. Moreover, their office network ensures they are able to provide a full service throughout the country.
    "This partnership, which combines Willis' global resources with local knowledge and service delivery, will be a powerful force in the development of the Chinese insurance broking industry and Willis".
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 13,000 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

    CONTACT: Willis Group Holdings
             Investors:
             Kerry K. Calaiaro, +1 212 837-0880
             Email: calaiaro_ke@willis.com
             Media:
             Nicholas Jones, +1 44 20 7488-8190
             Email: jonesnr@willis.com
             Dan Prince, +1 212 837-0806
             Email: prince_da@willis.com